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                                      DRAFT

                                [MMF Letterhead]



                            ___________________, 2003


CLIFTON SAVINGS BANCORP, INC.
CLIFTON SAVINGS BANK, S.L.A.
1433 VAN HOUTEN AVENUE
CLIFTON, NEW JERSEY  07015

               RE: FEDERAL INCOME TAX OPINION RELATING TO THE CONVERSION OF CLIFTON SAVINGS BANK, S.L.A. FROM A NEW JERSEY CHARTERED MUTUAL SAVINGS AND LOAN ASSOCIATION TO A NEW JERSEY STOCK SAVINGS AND LOAN ASSOCIATION

Ladies and Gentlemen:

     You have asked our opinion regarding certain federal income tax consequences of the proposed conversion of Clifton Savings Bank, S.L.A. ("Clifton Savings") from a New Jersey chartered mutual savings and loan association to a New Jersey chartered stock savings and loan association (the "Converted Bank") and the acquisition of the Converted Bank's capital stock by Clifton Savings Bancorp, Inc., a Delaware corporation ("Clifton Savings Bancorp"), pursuant to a plan of conversion adopted, as amended, by the Board of Directors on June 11, 2003 (the "Plan of Conversion"). We are rendering this opinion pursuant to Section 23 of the Plan of Conversion. All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan of Conversion.

     In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Conversion and of such corporate records of the parties to the Conversion as we have deemed appropriate. We have also relied upon, without independent verification, the representations of Clifton Savings and Clifton Savings Bancorp contained in their letter to us dated ______________, 2003. We have assumed that such representations are true and that the parties to the Conversion will act in accordance with the Plan of Conversion. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

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CLIFTON SAVINGS BANCORP, INC.
CLIFTON SAVINGS BANK, S.L.A.
__________________, 2003
Page 2


     We have assumed that the conversion contemplated by the Plan of Conversion will be consummated in accordance therewith and as described in the prospectus included as part of the registration statement on Form S-1 filed by Clifton Savings Bancorp.

     In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations and similar guidance issued by the Internal Revenue Service ("IRS") thereunder. Changes in the tax laws could affect the continued validity of the opinions expressed herein. Furthermore, there can be no assurance that the opinions expressed herein would be adopted by the IRS or a court of law. We assume no obligation to revise or supplement this opinion should the present federal income tax laws be changed by any legislation, judicial decisions or otherwise.

     Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current law:

     1. the conversion of Clifton Savings from the mutual to the stock form of organization will qualify as a reorganization within the meaning of
          Section 368(a)(1)(F) of the Internal Revenue Code (the "Code") (see Rev. Rul. 80-105, 1980-1 C.B. 78), and no gain or loss will be recognized by account holders and no gain or loss will be recognized by Clifton Savings by reason of such conversion;

     2. no gain or loss will be recognized by Clifton Savings Bancorp upon the sale of shares of common stock in the Offering (Section 1032(a) of the Code);

     3. no gain or loss will be recognized by account holders of Clifton Savings upon the issuance to them of accounts in Clifton Savings immediately after the conversion, in the same dollar amounts and on the same terms and conditions as their accounts at Clifton Savings in its mutual form plus interests in the liquidation account in Clifton Savings (Section 354(a) of the Code);

     4. it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Clifton Savings Bancorp to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members is zero (the "Subscription Right") and, accordingly, that no income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the issuance to them of the Subscription Rights (Section 356(a) of the Code) or upon the exercise of the Subscription Rights (Rev. Rul. 56-572, 1956-2 C.B. 182);

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CLIFTON SAVINGS BANCORP, INC.
CLIFTON SAVINGS BANK, S.L.A.
__________________, 2003
Page 3


     5. it is more likely than not that the tax basis to the holders of shares of common stock purchased in the offering pursuant to the exercise of the Subscription Rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the Offering (Section 1012 of the Code); and

     6. the holding period for shares of common stock purchased in the Community Offering or Syndicated Community Offering will begin on the day after the date of the purchase (Section 1223(6) of the Code).

     The opinions set forth in 4 and 5 above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. The Internal Revenue Service will not issue rulings on whether subscription rights have a market value. We are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. The subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase Clifton Savings Bancorp common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. We believe that it is more likely than not (i.e., that there is a more than a 50% likelihood) that the subscription rights have no market value for federal income tax purposes.

CLIFTON SAVINGS BANCORP, INC.
CLIFTON SAVINGS BANK, S.L.A.
__________________, 2003
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     Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the conversion or of any transaction related thereto or contemplated by the Plan of Conversion. This opinion is given solely for the benefit of Clifton Savings and Clifton Savings Bancorp and Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who receive Subscription Rights, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Forms AC and H-(e)1-S filed with the Office of Thrift Supervision and New Jersey Department of Banking and Insurance, and as an exhibit to the registration statement on Form S-1 filed by Clifton Savings Bancorp with the Securities and Exchange Commission in connection with the conversion, and to the reference thereto in the prospectus included in the registration statement on Form S-1


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under the headings "The Conversion- Material Income Tax Consequences"
and "Legal and Tax Opinions." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                Very truly yours,



                                                MULDOON MURPHY & FAUCETTE LLP